Exhibit 10.17

SURFACE RIGHTS LEASE

THIS SURFACE RIGHTS LEASE (“Lease”), dated the 20th day of August, 2015 (the “Effective Date”), is between RAMACO CENTRAL APPALACHIA, LLC, a Delaware limited liability company having an address of 250 West Main Street, Suite 210, Lexington, KY 40507 (“Lessor”), and RAMACO RESOURCES, LLC, a Delaware limited liability company having an address of 250 West Main Street, Suite 210, Lexington, KY 40507 (“Lessee”). Throughout this Lease, Lessor and Lessee may sometimes be individually referred to as a “Party,” and may sometimes be collectively referred to as the “Parties.”

WHEREAS, pursuant to that certain Special Warranty Deed dated April 4, 2012 by and among Laurel Run Mining Company (“Laurel Run”), Island Creek Coal Company (“ICCC”), and Lessor, of record in the Clerk’s Office of the County Commission of Logan County, West Virginia in Book 607 at Page 668 (the “Laurel Run Deed”), Lessor became the owner of the surface or perpetual easement holder of surface rights to real property located in Logan County, West Virginia, depicted on the map attached hereto as Exhibit A (the “Surface Property”), and including all or a portion of those properties and surface rights granted and more particularly described in (i) that certain Deed of Release and Easement dated November 8, 1991 by and between ICCC and Christian Land Corporation (“CLC”) of record in the aforesaid Clerk’s Office in Book 483 at Page 433, (ii) that certain Deed of Release and Easement dated November 12, 1991 by and between ICCC and CLC of record in the aforesaid Clerk’s Office in Book 483 at Page 534, (iii) that certain Deed dated May 31, 1985 by and between Coal Mountain Coal Company, Inc. and ICCC of record in the aforesaid Clerk’s Office in Book 442 at Page 504, (iv) that certain Deed dated August 15, 1974 by and among The Elk Creek Coal Land Company, James H. Buskirk and Herbert G. Diamond, Jr., Trustees of U. B. Buskirk Estate Trust, and ICCC of record in the aforesaid Clerk’s Office in Book 362 at Page 298; (v) that certain Deed dated December 1, 1969 by and among Joe T. Fish and Charlotte B. Fish, John B. Allredge and Stella P. Allredge, and ICCC of record in the aforesaid Clerk’s Office in Book 330 at Page 8; and (vi) that certain Deed dated June 9, 1977 by and among Joe T. Fish and Charlotte B. Fish, John B. Allredge and Stella P. Allredge, and ICCC of record in the aforesaid Clerk’s Office in Book 387 at Page 481;

WHEREAS, pursuant to those certain other leases and subleases by and between Lessor or its affiliates and Lessee listed on Exhibit B attached hereto (the “Coal Leases”), Lessee controls the right to mine coal in, on, and under, and adjacent and in the vicinity of, the Surface Property, together with all other rights necessary or convenient therewith, from the premises leased or subleased therein (the “Coal Properties”); and

WHEREAS, the Lessee desires to lease the Surface Property from the Lessor so that Lessee may construct, maintain, operate, remove and reclaim a coal preparation plant and related facilities (the “Plant”) thereon, and utilize, maintain, and reclaim two (2) pre-existing coal refuse impoundments located thereon (the “Impoundments”), in its mining, storing, processing, loading or shipping of coal or coal refuse, subject to the following conditions; and

WHEREAS, the Lessor desires to lease the Surface Property to Lessee for the foregoing intended purposes and subject to the following conditions.

Agreement

NOW, THEREFORE, in consideration of Ten Dollars ($10.00) and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I. LEASE OF SURFACE PROPERTY

Section 1.01. General.

Subject to the reservations and restrictions contained herein, Lessor does hereby lease, let and demise unto Lessee all of Lessor’s right, title and interest in and to the Surface Property to allow Lessee to construct, maintain, operate, remove and reclaim the Plant thereon, and utilize, maintain, and reclaim the Impoundments in its mining, storing, processing, loading or shipping coal and coal refuse therefrom, whether or not mined from the Coal Properties or otherwise.

Section 1.02. Rights Appurtenant.

Subject to the reservations and restrictions contained herein, and subject to the rights, restrictions and limitations of Lessor’s title thereto, Lessor does hereby further lease, let, and demise unto Lessee, during the term hereof, the following rights:

(a) Improvements. Lessee shall have the right to construct on the Surface Property tramways, roadways, haulways, water drainage courses, coal slurry pipelines, silt ponds, sidetracks, switches, substations, buildings, processing plants, tipples, and any other improvements or structures necessary or convenient for its mining, storing, processing, loading or shipping coal, and such improvements shall remain personal property of Lessee and shall be removed upon termination of this Lease unless otherwise agreed in writing by the Parties.

(b) Existing Roads. Lessee shall also have the right to use any existing roads on the Surface Property necessary or convenient for its mining, storing, processing, loading, and shipping of coal to or from the Plant.

(c) Impoundments. Lessee shall further have the right to use the Impoundments to the extent that its use of the Impoundments is necessary or convenient for its mining, storing, processing, loading or shipping of coal.

(d) Railroad Rights. Lessee shall have the non-exclusive right to use any railroad right-of-way on, adjacent to, or serving the Surface Property pursuant to any agreement now or hereafter entered into by Lessor (subject to Lessor’s right to grant the same) with the rail carrier, or pursuant to Lessee’s own agreement with such rail carrier.

(e) Incidental Rights. In addition to the foregoing rights, Lessee shall have all other rights and privileges on the Surface Property necessary or convenient for its mining, storing, processing, loading or shipping of coal to and from the Surface Property.

Section 1.03. Acceptance.

Lessee accepts this Lease with the understanding that the rights and privileges granted hereunder are and shall be construed as limited to only such rights and privileges as Lessor possesses and has the lawful right to lease, or otherwise grant to Lessee. Lessee hereby acknowledges that it has inspected, is satisfied with, and accepts the Surface Property in its existing condition, which includes any limitations of the area involved. It shall be the sole responsibility of Lessee to ascertain the accurate boundary lines of the Surface Property before conducting any operations thereon. LESSOR MAKES NO IMPLIED OR EXPRESS WARRANTY OR REPRESENTATION CONCERNING THE PLANT, IMPOUNDMENTS, SURFACE PROPERTY OR TITLE THERETO, OR LESSOR’S BOOKS AND RECORDS FURNISHED PURSUANT HERETO, AND LESSEE ACKNOWLEDGES AND AGREES THAT NO REPRESENTATIONS. STATEMENTS OR WARRANTIES, EXPRESS OR IMPLIED, HAVE BEEN MADE BY OR ON BEHALF OF LESSOR REGARDING THE SURFACE PROPERTY, PLANT, IMPOUNDMENTS, ITS OR THEIR CONDITION, THE USE OR OCCUPATION THAT MAY BE MADE THEREOF OR THE INCOME THAT MAY BE DERIVED THEREFROM, OR THE ACCURACY OR COMPLETENESS OF ANY BOOKS AND RECORDS PROVIDED BY LESSOR TO LESSEE CONCERNING THE SURFACE PROPERTY, THE PLANT, THE IMPOUNDMENTS, OR THE COAL PROPERTIES.

Lessor, for itself, its successors and assigns, does hereby covenant and agree with the Lessee, subject to the exceptions and reservations herein set forth, and subject to such limitations, restrictions and defects in Lessor’s title to the Surface Property as were in existence at the time of Lessor’s acquisition of title to the various tracts comprising the Surface Property, and subject to those encumbrances of record or readily apparent from an inspection of the Surface Property, that upon the payment of the rentals and royalties and the performance of all and singular the covenants and agreements aforesaid, said Lessee shall and may peaceably and quietly have and enjoy said Surface Property for and during the term aforesaid, and for the purposes aforesaid, free from any let or hindrance by the Lessor, its successors and assigns. Lessor does not warrant generally its title to the Surface Property but warrants only that it has done no act to encumber the titles which it acquired to the various tracts comprising the Surface Property since its acquisition of said tracts which would substantially interfere with the operations of the Lessee hereunder.

Section 1.04. Compliance with Lessor’s Title Documents.

Notwithstanding anything herein to the contrary, the exercise of Lessee’s rights hereunder with respect to the Surface Property shall be limited to the rights and privileges granted to Lessor pursuant to instruments by which acquired its title or interest (the “Title Documents”). Lessee recognizes that Lessor has certain obligations under the Title Documents, and Lessee agrees to comply with all said obligations as if said obligations had been specifically set forth in this Lease.

Section 1.05. Exceptions and Reservations.

(a) General Limitation. Lessor excepts and reserves, for its own benefit or for the benefit of others, all rights not expressly granted to Lessee hereunder, including, but not limited to, earth, timber, crops, oil, gas and other minerals, products and substances in, on and under the Surface Property.

(b) Specific Limitations. Without limiting the generality of Section 1.05(a), Lessor excepts and reserves, for its own benefit or for the benefit of others, the following rights:

(i) Timber. Lessee acknowledges that Lessor owns or controls all of a portion of the timber growing on the Surface Property, and that Lessor’s right to cut and remove the timber in advance of Lessee’s operations is limited by, and subject to, the Title Documents (including, without limitation, the obligation to make payments due thereunder (including, without limitation, the obligations to pay per-acre fees contained in that Deed, dated August 29, 1974, between Island Creek Coal Company and Georgia-Pacific Corporation, to the extent the same is included in the Surface Property)). Lessee shall not cut or remove any timber growing on the Surface Property, except as expressly permitted by the Title Documents.

(ii) Roads. Lessor shall have the non-exclusive right to use all existing and hereafter constructed roads on the Surface Property, including the non-exclusive right to haul coal, timber, and other materials or products, over, through and across the Surface Property on haul roads pursuant to Lessee’s surface mining permits; provided, however, that Lessor shall pay to Lessee a proportionate share of the cost of maintenance based on usage of such roads. Lessee shall cooperate with Lessor in allowing Lessor to operate on its permits related to such roads, provided that Lessor shall indemnify and hold harmless Lessee from any notices of violations, penalties, and other damages or liabilities arising out of Lessor’s activities on Lessee’s permits. In the event Lessor uses such roads for coal haulage for more than a ninety (90) day period, Lessor shall, or shall cause its other lessees, to overbond and obtain separate mining permits for those roads that Lessor is or will use in connection therewith, unless otherwise expressly agreed by Lessee.

(iii) Utility Lines. Lessor shall have the non-exclusive right to construct, operate, maintain, and use any and all types of pipe, power, transportation and communication lines, or the equivalent thereof, on and through the Surface Property.

Lessor shall exercise the rights excepted and reserved in this Section 1.05 in such a way as to not unreasonably interfere with, and in such a way as to minimize the inconvenience to, the Lessee’s operations hereunder. In the exercise of all rights excepted and reserved in this Section 1.05, Lessor shall comply with (i) the terms and provisions of all laws, rules and regulations of any government or agency having jurisdiction over the Surface Property, and (ii) any and all permit and bonding requirements of Lessee governing the operations of Lessee on the Surface Property.

ARTICLE II. TERM

This Lease shall have an initial term of ten (10) years commencing on the Effective Date (the “Initial Term”). The Initial Term shall be automatically extended for an additional term of ten (10) years unless Lessee provides one hundred eighty (180) days written notice of it intent not to extend the term hereof. If at the end of the second ten-year term or any annual renewal term of this Lease, as hereinafter provided, mineable and merchantable coal remains on any of the Coal Properties, or the Leased Premises are being used in connection with the coal mining operations of Lessee on other lands, the term of this Lease shall be automatically extended for successive one (1) year renewal terms without any notice or further action by the Lessee until the Leased Premises are no longer being used in connection with mining operations on other lands or unless Lessee provides one hundred eighty (180) days written notice of its intent not to extend the term hereof, unless this Lease is sooner terminated or surrendered by Lessee under the terms and conditions hereof.

ARTICLE III. RENT

Section 3.01. Base Rent.

Lessee shall pay to Lessor a minimum monthly rental (the “Base Rent”), in arrears, calculated as follows. Beginning with calendar month immediately following the earlier of (i) one hundred eighty (180) days following the Effective Date, or (ii) the date that Lessee enters into a credit facility, or receives other debt or equity financing, to provide substantial funding for the construction of the Plant, then, for such month and the succeeding twenty three (23) consecutive calendar months thereafter, Lessee shall pay the Base Rent of Forty One Thousand Six Hundred Sixty Seven Dollars ($41,667.00) per month; and, for each calendar month thereafter for so long as this Lease remains in effect, the Base Rent of Eighty Three Thousand Three Hundred Thirty Three Dollars ($83,333.00) per month. Payments of Base Rent shall be paid on or before the twentieth (20th) day of the next succeeding calendar month following the month for which such Base Rent is accrued. Lessee shall provide written notice to Lessor within three days following the occurrence of the condition in clause (ii) above.

In the event Lessee pays Base Throughput Payments or Supplemental Throughput Payments pursuant to Section 3.02(a) or (b) below for coal transported, processed, loaded or shipped over, through or on the Surface Property in such calendar month sufficient to equal the minimum monthly rental, no minimum monthly rental shall be due with respect to such month. If Lessee does not transport, process, load or ship sufficient coal during such calendar month to pay Base Throughput Payments or Supplemental Throughput Payments equal to the monthly Base Rent, then Lessee shall pay the difference between the Base Rent for such month and such Base Throughput Payments and Supplemental Throughput Payments, if any, paid for coal transported, processed, loaded or shipped over, through or on the Surface Property during such month. Base Rent payments in excess of such Base Throughput Payments and Supplemental Throughput Payments in any calendar month shall be fully recoupable by Lessee by crediting the same against such Base Throughput Payments and Supplemental Throughput Payments thereafter due to Lessor, if any, until fully recouped by Lessee. Lessor shall not be required to refund any unrecouped Base Rent paid by Lessee and not recouped from Base Throughput Payments or Supplemental Throughput Payments pursuant hereto. Notwithstanding the foregoing, the first Fifty Thousand Dollars ($50,000.00) in Base Rent shall not be recoupable and shall be paid to Lessor without crediting Base Throughput Payment or Supplemental Throughput Payment against the same.

Simultaneously herewith, Lessor and Lessee have entered into that certain Mutual Cooperation Agreement of even date herewith, a copy of which is attached hereto as Exhibit D and incorporated herein by reference (the “Cooperation Agreement”). In the event Lessee leases or subleases additional property from Lessor pursuant to the exercise of rights under the Cooperation Agreement or otherwise, Lessor and Lessee shall adjust the Base Rent to reflect the addition of coal reserves in accordance with the provisions of the Cooperation Agreement. In no event shall the Base Rent be less than the Base Rent established in the first paragraph of this Section 3.01.

Section 3.02. Throughput Payments.

In addition to the Base Rent, and subject to the recoupment rights set forth in Section 3.01 above, as applicable, Lessee shall pay to Lessor the following amounts:

(a) Base Throughput Payment. For each Ton of Foreign Coal processed, loaded or shipped on or through the Surface Property, Lessee shall pay Lessor a throughput payment equal to one-half of one percent (0.5%) of the Gross Sales Price (the “Base Throughput Payment”). For purposes of this Lease, “Foreign Coal” shall mean any Coal mined from properties other than those properties now or hereafter owned or controlled by Lessor and leased or subleased to Lessee by Lessor.

(b) Supplemental Throughput Payment. For each Ton of Coal mined from those Coal Properties depicted in green on Exhibit A attached hereto, and processed, loaded or shipped on or through the Surface Property, Lessee shall pay Lessor an additional throughput payment (“Supplemental Throughput Payment”) equal to the following: (i) for each Ton of Coal mined from the Lower Cedar Grove “A” seam of coal and above, (A) by underground mining methods, the greater of $0.25 per Ton or two and one-half percent (2.5%) of the Gross Sales Price; (B) by surface mining methods, the greater of $0.50 per Ton or three and one-half percent (3.5%) of the Gross Sales Price; or (C) by highwall or auger mining methods, the greater of $1.25 per Ton or four and one-half percent (4.5%) of Gross Sales Price; and (ii) for each Ton of Coal mined from below the Lower Cedar Grove “A” seam of coal, (A) by underground mining methods, the greater of $0.25 per Ton or one and one-half percent (1.5%) of Gross Sales Price; (B) by surface mining methods, the greater of $0.25 per Ton or two and one-half percent (2.5%) of the Gross Sales Price; or (C) by highwall or auger mining methods, the greater of $0.75 per Ton or three and one-half percent (3.5%) of Gross Sales Price.

(c) Shipments by Lessee From Lessee-Constructed Loadout. The parties acknowledge and agree that Lessee or its affiliates may construct and operate a loading facility for loading of Coal on properties owned or leased by Lessor or its affiliates (other than the Surface Property) and leased to Lessee or its affiliates by Lessor or its affiliates by separate agreement, if the same is subsequently negotiated between the parties. In the event that Lessee loads or ships Coal (including, without limitation, Foreign Coal) from any such hereafter constructed loading facility described above, and to the extent that the same is permitted by the instruments by which Lessor or its affiliates own or control such properties, Lessee shall pay Throughput Payments on each Ton of such Coal so shipped therefrom as if it had been processed, loaded, and shipped from the Surface Property.

For purposes of this Lease, “Coal” shall include any low coal content merchantable product that is sometimes sold and shipped under various trade names including, but not limited to, bone, coal, fuel and middlings. Further, for purposes of this Lease, “Ton” shall mean 2,000 pounds. Further, for purposes of this Lease, “Gross Sales Price” shall mean the sale price received by Lessee or the last party controlled by or under common ownership or control with Lessee from an independent third party buyer F.O.B. the loading point on the Surface Property (or such other loading point as set forth in Section 3.02(c) above) for delivery to a third party in an arms-length transaction after final preparation (if processed) and loading, without the deduction of any costs except such costs expressly set forth in this Lease as deductible. For purposes of this Lease, Lessee shall not be deemed to be an “affiliate” of Lessor.

Base Throughput Payments and Supplemental Throughput Payments shall each be paid on or before the twentieth (20th) day of the calendar month following the month in which Coal or Foreign Coal is processed, shipped or loaded on, through or over the Surface Property. Such payments shall be accompanied with reports detailing such payments, tonnages, Gross Sales Price, and the calculation thereof, for each ton of such Coal or Foreign Coal so processed, shipped or loaded, together with such other information reasonably requested by Lessor from time to time.

ARTICLE IV. METHOD OF OPERATION

Lessor shall provide Lessee with copies of, or access to, all books and records (other than financial records) of Lessor related to the Plant, Impoundments, Coal Properties and Surface Properties, and Lessee shall have the right to use the same, without warranty as to accuracy or completeness, subject to any restrictions to third parties and only to the extent necessary in its operations. Lessee covenants and agrees that it shall diligently and continuously pursue the issuance of all necessary governmental authorizations and permits for coal mining operations on the Surface Property, and that when it commences operation in any of the seams located in the Coal Properties it will thereafter diligently prosecute its operations utilizing modern mining equipment on the Surface Property best suited for the prevailing mining conditions so as to develop thoroughly the coal therein and to conduct such operations in a careful, skillful, and workmanlike manner, and in compliance with all present and any future laws of the State of West Virginia, and any agencies, subdivisions, localities, or counties thereof, and of the United States, and also according to the rules and practices of good mining and with due regard for the value of the Surface Property as a coal producing property.

Lessee shall be solely responsible for complying with all present and future laws and governmental regulations, including environmental laws and regulations, impacting on or controlling mining and related operations on the Surface Property, which responsibility shall survive termination of this Lease. If, as a result of Lessee’s operations hereunder, laws or governmental regulations are violated, or are claimed to be violated, then Lessee shall indemnify Lessor and hold it harmless from any penalties, fines, costs, and expenses, including legal fees and court costs, imposed upon or incurred by Lessor as a result of said claim, violation or violations.

Notwithstanding Lessee’s obligation to comply with all laws, rules, regulations and orders as set forth above, Lessor shall not declare a default hereunder solely as a result of one or more routine operational violations which Lessee cures or abates as promptly as practical. Lessee shall be solely responsible for treatment of any water discharge caused by its operations, if required by present or future law or regulation, which responsibility shall survive termination of this Lease forever.

Lessee shall provide Lessor a permit map as a matter of information, in a format acceptable to Lessor, for any coal operations being permitted on the Surface Property at the time of permit submittal and at the time of any revisions and amendments thereof.

Lessee acknowledges that Lessor holds the Surface Property for the purpose of maximizing the revenue generated therefrom and agrees that it will work and conduct its operations in accordance with said purpose and in accordance with general and detail maps and plans of mining operations and descriptions to be prepared by Lessee (hereinafter collectively called “Mine Plans”) and will submit a copy of same to the Lessor in a digital format acceptable to Lessor, if available. Said Mine Plans shall take into consideration the entire area proposed to be developed by Lessee, and shall make suitable provisions for (1) the proper placement of improvements on the Surface Property to facilitate the most economically efficient method of processing, loading and transporting Coal, and (2) the reasonable and proper use of the Impoundments to ensure the proper reclamation thereof. Mine Plans shall be submitted to the Lessor at least 30 days prior to the commencement of any operation on the Surface Property. In the event Lessor determines that the Mine Plans submitted by Lessee fail to comply with any of the terms of this Lease, Lessor shall so notify Lessee, in which event Lessee will modify said Mine Plans to comply with the terms and conditions hereof. No material change in, modification of, or departures from any Mine Plans so approved shall be made in the development or operation of Lessee’s operations on the Surface Property except pursuant to modified Mine Plans submitted by Lessee to Lessor for the purpose of allowing Lessor to determine that said modification complies with the terms of this Lease. Lessor’s right to notify Lessee that proposed Mine Plans fail to comply with this Lease is a right reserved solely to protect Lessor’s interest in the Surface Property and to prevent waste and is not intended to give and shall not be construed to give Lessor any control over Lessee’s operations. Lessor shall have no authority to determine the manner in which or the methods by which any of Lessee’s mining operations are to be conducted, all of which shall be solely determined by Lessee.

Anything contained in this Lease to the contrary notwithstanding, the Lessee shall give notice in writing to the Lessor at least six (6) months prior to the start of any operations authorized herein which would require or result in the displacement or removal of trees or timber on the Surface Property. Lessor may, at its election, remove such trees or timber, or require Lessee to remove and stockpile any trees or timber deemed merchantable by Lessor. Lessor shall make all reasonable efforts to complete any harvesting operations for trees or timber sold “on the stump” prior to start-up operations by Lessee, but it is understood that both activities may continue simultaneously, provided such continuance does not unreasonably interfere with Lessee’s operations. As an additional option, Lessee may give written notice to Lessor and elect to reimburse Lessor for such trees and timber at the fair market value as appraised by Lessor’s forester and dispose of such trees or timber in any manner it shall deem appropriate or necessary and upon making payment in full, the Lessee shall not have any further obligation to the Lessor with respect to such trees and timber or the disposition thereof.

Lessee may conduct its operations under this Lease through its contractors or agents when approval has been granted in writing by Lessor, provided in any case Lessee shall be and remain liable to Lessor for all obligations of the Lessee under this authority, and subject to any conditions imposed by Lessor in granting its consent.

Lessor shall have the right at its option to lease to another or others while this Lease is still in force and effect the area or areas of real property which may be abandoned by said Lessee under the provisions hereof; provided, however, that the same does not interfere with Lessee’s operations.

Lessee shall employ a competent mining engineer, duly registered in the State of West Virginia and acceptable to Lessor, whose duty it shall be to make accurate maps of Lessee’s operations on the Surface Property, which maps shall at all times be subject to the inspection of Lessor, or its duly authorized agents, and copies furnished to the Engineer of Lessor at any time upon request but without such request at a minimum of on or before February 1, May 1, August 1 and November 1 of each year.

Lessee shall furnish Lessor copies of data derived from any and all coal exploration activities within the Surface Property, including, but not limited to, driller’s logs, geophysical logs, coal laboratory analyses, and geological maps.

Upon request of Lessor, Lessee shall make available for Lessor’s inspection and copying any and all laboratory analyses made of coal processed or shipped at or from the Surface Property.

Upon request of Lessor, Lessee shall make available for Lessor’s inspection and copying any and all Lessee’s correspondence with government agencies or departments which pertain to the Surface Property, or to operations undertaken or to be undertaken thereon.

Lessor, through its duly authorized agents, shall at all reasonable times have the right to enter the Surface Property, inspect the same, and have surveys made thereof to determine if all the terms and conditions of this Lease are fully complied with, and for these purposes to use freely the means of access to the Surface Property without hindrance, but in such manner as not unreasonably to interfere with the Lessee’s operation thereof.

ARTICLE V. REMOVAL OF PERSONAL PROPERTY

Lessee, having performed all the terms and conditions of this Lease to be by it performed, and having mined all the merchantable and mineable coal from the Coal Properties, may, within six (6) months thereafter, remove any and all mobile mining equipment and personal property owned by Lessee, and may remove from the Surface Property any and all improvements, buildings, or other structures placed thereon by Lessee during the term hereof. If the Lessee shall fail to remove any of the mobile mining equipment and personal property described above within said six (6) months, then at Lessor’s option the same shall thereupon be and become the absolute property of Lessor.

In the event this Lease is terminated for any reason prior to removal of all merchantable and mineable coal, all buildings, structures and improvements then affixed to the Surface

Property, at Lessor’s option, shall be and become the property of Lessor, but mobile mining equipment and personal property of Lessee shall remain the property of Lessee; provided, however, that if the Lessee fails to remove the said mobile mining equipment and personal property within six (6) months after such termination of this Lease, then, at Lessor’s option, the same shall thereupon be and become the absolute property of Lessor.

ARTICLE VI. TAXES, INDEMNITY & INSURANCE

Section 6.01. Taxes.

Lessor will, in the first instance, pay all the taxes, levies and assessments on or in respect of Lessor’s ownership of the Surface Property, and during the continuance of this Lease, Lessee shall pay to Lessor the full amount of such taxes, levies, and assessments, beginning with those covering the calendar year in which this Lease is effective, promptly upon receipt of Lessor’s statement therefor, such amounts to constitute and be treated as additional rental hereunder.

Lessee may at any time during the continuance of this Lease, at its own cost and expense, and after reasonable notice to Lessor of its intention so to do, contest any of the taxes, levies, or assessments to be borne by Lessee as above provided. In the event of any such contest, Lessee is authorized to proceed in the name of Lessor with respect to the reversionary interest of Lessor in the Surface Property, but Lessee shall indemnify Lessor against any costs, penalties, expenses, or interest charges arising out of such contest.

Section 6.02. Indemnity.

Lessee agrees that it shall comply with all of the terms and provisions of the black lung laws (defined below) and will secure the payment of black lung benefits (defined below) as hereinafter provided. “Black lung laws” mean the Black Lung Benefits Act, Title IV of the Federal Mine Safety and Health Act of 1977, 30 U.S.C. 901 et seq., and the Internal Revenue Code, 26 U.S.C. 1 et seq., Black Lung Benefits Reform Act of 1977 (P.L. 95-239), Black Lung Benefits Revenue Act of 1977 (P.L. 75-227), Black Lung Benefits Revenue Act of 1981 (P.L. 97-119), as now or hereafter amended, and all rules and regulations adopted pursuant thereto. “Black lung benefits” means any and all benefits payable pursuant to the black lung laws. Lessee acknowledges that, as between itself and Lessor, that Lessee is, and shall be deemed to be, the operator of any coal mine or coal preparation facility or facility used for the extraction, preparation or transportation of coal produced from the Coal Properties and of all related activities, including, but not limited to, coal mine construction or maintenance, engaged in by Lessee pursuant to the terms of this Lease with respect to any claim for black lung benefits filed by or on account of any of its employees or former employees. Lessee shall secure and shall require any other person or entity who operates, controls, or supervises a coal mine or coal preparation facility on the Surface Property or performs services of construction, maintenance, transportation, or other activities related to coal mining or preparation under the terms of this Lease, or who otherwise may be liable for the payment of black lung benefits, to secure the payment of such black lung benefits to or on account of employees or former employees in accordance with the black lung laws and shall provide Lessor, upon request, with appropriate certification that each of them has provided security in compliance with all black lung laws for the payment of such black lung benefits. Without limiting the generality of Lessee’s obligations to comply with all other provisions of this Lease, Lessee agrees that it will secure and guarantee the payment of all black lung benefits required to be paid under the black lung laws by reason of mining, construction, transportation, and related activities under this Lease, and Lessee does hereby agree that it will indemnify, defend and hold Lessor harmless from any liability or expenses, including reasonable attorney fees and expenses, which Lessor may suffer directly or indirectly, as a result of or with respect to any claim for black lung benefits filed by or on account of any of Lessee’s employees or former employees, or employees or former employees of others who may be required to secure the payment of black lung benefits as provided above.

Notwithstanding anything in this Lease to the contrary, this Lease does not empower Lessor to make any decisions and Lessor hereby expressly waives and disclaims any right to make any decisions with respect to the terms and conditions under which the Lessee conducts its business activities, such as, but not limited to, the manner of extraction or preparation or the amount of coal to be produced at any particular time, all within the meaning of the black lung laws. The parties hereto do acknowledge, however, that Lessor has reserved certain rights and has imposed certain requirements under the terms of this Lease solely for the purpose of preventing waste and protecting the reserved rights of Lessor.

Lessee covenants and agrees to indemnify, defend and save harmless Lessor, its members and its and their members, partners (general and limited), shareholders, officers, directors, agents, employees, successors, affiliates and assigns from and against (a) (1) any and all claims, demands, actions or causes of action by or on behalf of any person, firm, corporation or governmental body for damages, injuries, deaths, penalties, fines, assessments or otherwise and (2) any liabilities or costs incurred by them (including any regulatory obligations arising under environmental, health or safety laws), in each case caused by, arising out of, resulting from or as a consequence of, in whole or in part, (i) any acts or omissions of Lessee, its officers, directors, employees, sublessees, contractors, subcontractors, licensees, invitees, engineers, agents, successors, assigns or parent or affiliated corporations or any other persons or entities acting by direct or indirect authority of Lessee or pursuant to any rights granted in this Lease or (ii) the use and enjoyment of the Surface Property pursuant to this Lease or (iii) the approval by Lessor of any plans of the Lessee or (iv) any conditions present on the Surface Property associated with or resulting from past or present mining and related operations and (b) any and all costs, counsel fees, expenses and liabilities incurred in or about any such claim or action brought thereon (including any regulatory obligations arising under environmental, health or safety laws), all of which costs, counsel fees, expenses and liabilities shall be reimbursed to Lessor by Lessee immediately upon notification from Lessor to Lessee that the same have been incurred. Lessee expressly agrees to indemnify, defend and hold harmless Lessor from any and all claims, liability and expenses in accordance with this section, including any claims, liability or expense occurring or arising with respect to any periods prior to the date hereof. Lessee’s obligations under this section shall survive termination of this Lease.

Section 6.03. Insurance.

During the term of this Lease, Lessee shall carry insurance meeting the requirements set forth on Exhibit C attached hereto. Lessor, its members and its and their members, partners (general and limited), shareholders, officers, directors, agents, employees, successors, affiliates and assigns shall be named as additional insureds and provided a certificate of insurance reflecting such coverage, which shall not be cancelable except after thirty (30) days’ notice to Lessor. Such insurance shall provide a waiver of subrogation for all claims regarding this Lease and be written on an “occurrence” basis unless the policy is available only on a “claims made” basis, in which case such “claims made” insurance coverage shall be maintained in effect for a period of at least five (5) years after the termination of this Lease, or until final release of Lessee’s environmental reclamation bonds required by any regulatory authority, whichever shall last occur. This insurance shall be primary to any other liability insurance coverage that Lessor may have or that may be applicable for the benefit of Lessor.

Lessee further covenants and agrees that all employees of Lessee and/or any and all other persons performing work on the Surface Property pursuant to the rights granted in this Lease will be fully covered by or insured at all times by workers’ compensation insurance and, to that end, Lessee shall comply with all applicable workers’ compensation laws, rules and regulations and shall make all necessary contributions and/or premium or other payments.

Lessee further covenants and agrees to keep all buildings, plants, and improvements upon the Surface Property insured during the term of this Lease by responsible insurance companies in an aggregate sum of not less than the full amount of their insurable value, loss, if any, payable to Lessor, provided that in case of any loss the sum received by Lessor on account of the insurance shall be expended, if required by Lessee, in rebuilding or repairing the improvements destroyed or damaged, or in erecting upon the Surface Property such other improvements for use in Lessee’s operations as Lessee and Lessor may agree upon. Lessee shall furnish to Lessor a certificate or certificates of such insurance issued upon the Surface Property and such buildings, plants and improvements.

ARTICLE VII. REMEDIES OF LESSOR

Section 7.01. Default

If default be made by Lessee in (i) the payment of the rentals, Base Rent, Base Throughput Payment, Supplemental Throughput Payment, taxes, and any other payments or charges required to be paid under this Lease; or (ii) in the performance of any of the other terms or conditions hereof required to be kept or performed by Lessee, including, without limitation, Lessee’s obligations under Sections 1.04 and 1.05, Article IV, Sections 6.02, 6.03, or 8.02, as well compliance with each of the terms and conditions under Lessor’s Title Documents; and in each or any such case, such default shall continue for a period of fifteen (15) days after written notification thereof has been posted to Lessee, then in such event and as often as the same occurs, Lessor may, at its option, terminate this Lease without any further notice and re-enter upon and take possession of the Surface Property and hold and possess the same as its absolute property free and clear of any claims of, by, or through Lessee, and pursue any and all other remedies available under the laws of the State of West Virginia for violation of any covenant or condition hereof, and all such remedies shall be deemed cumulative and not exclusive.

Section 7.02. Statutory Remedies

All payments hereunder required to be made by Lessee to Lessor shall be deemed and considered as rent reserved upon contract, and all remedies now or hereafter given by the laws of the State of West Virginia for the collection of rent are reserved to Lessor in respect of the sums so payable, and a lien is hereby reserved and imposed upon the Lessee’s leasehold interest in the Surface Property and all the personal property of Lessee at any time acquired for use in connection with Lessee’s operations on the Surface Property and remaining thereon at the time of any default hereunder to secure the payment of any and all sums.

Section 7.03. Remedies upon Insolvency of Lessee

Lessee further agrees that if the interest of Lessee in the Surface Property shall be sold on execution or judicial sale, or if bankruptcy proceedings be begun by Lessee, or if Lessee be adjudged a bankrupt, or it makes an assignment for the benefit of creditors, or a receiver be appointed for it or for the Surface Property, or if an assignment occurs by operation of law, then, and in any such event, this Lease shall forthwith terminate and be forfeited and the Surface Property and all improvements thereon shall forthwith become the property of Lessor, without compensation to Lessee, and without refund of any royalties paid hereunder.

ARTICLE VIII. MISCELLANEOUS PROVISIONS

Section 8.01. Assignments, Subleases and Other Transfers.

(a) Prohibition on Transfer of Control without Consent. Lessee covenants and agrees that it will not sell, assign, sublease, mortgage, pledge or otherwise transfer or encumber (collectively “transfer”) this Lease or any rights, interests or estates created by this Lease or all or any portion of the Surface Property, either voluntarily or by operation of law or allow any third party to operate on the Surface Property under any form of agreement or contract, (a) without having first obtained the written consent of Lessor (which consent shall not be unreasonably withheld), and (b) m the case of an assignment, without first obtaining and presenting to Lessor a covenant of assumption by the assignee, wherein such assignee expressly agrees to and with Lessor to assume and be bound by all of the covenants, terms, conditions and provisions hereof to the same extent as if said assignee had been named as the original Lessee. Notwithstanding the foregoing, Lessee may transfer this Lease or any rights, interests or estates created by this Lease to an affiliate of Lessee under common ownership and control of Lessee without prior written consent of Lessor, but in such event Lessee shall remain liable for the performance of the Lease.

A transfer of control of Lessee’s capital stock, either voluntarily or by operation of law, shall constitute a “transfer” of the Lease under this section. “Transfer” as used in the foregoing shall include, without limitation (a) an outright sale, assignment or transfer of sufficient shares of Lessee’s capital stock to vest 51% or more of Lessee’s capital stock in persons or entities controlled directly or indirectly by persons or entities, some or all of whom are different than those persons or entities which directly or indirectly control 51% or more of Lessee’s capital stock as of the effective date of this Lease, or (b) a sale, assignment or other transfer of shares of the capital stock or ownership interest in any corporation, partnership or other entity, which, as of the effective date of this Lease, owns, separately or jointly with others, directly or indirectly, 51% or more of Lessee’s capital stock, where such transfer is sufficient to vest 51% or more of such capital stock or ownership interest in persons or entities, some or all of whom are different than those persons or entities owning such shares or ownership interest as of the effective date of this Lease.

Notwithstanding anything herein to the contrary, the offering of stock of Lessee or any entity controlling or controlled by Lessee pursuant to Securities Laws (including, without limitation, a private placement or initial or subsequent public offering), or any public or other trading of such stock from and after such offering, shall not constitute a transfer of control requiring Lessor’s consent hereunder. For purposes of the foregoing provision, “Securities Laws” shall mean the following: (i) the Securities Act of 1933, as amended, restated or otherwise modified from time to time hereafter, (ii) the Securities Exchange Act of 1934, as amended, restated or otherwise modified from time to time hereafter, and (iii) all rules and regulations promulgated thereunder.

(b) Continuing Liability after Transfer. Any such transfer shall not relieve Lessee from its obligations to comply with all the covenants, terms, conditions and provisions of this Lease, unless otherwise agreed in writing by Lessor. In the event Lessor consents to any transfer, such consent shall not relieve Lessee and/or any transferee, assignee, sublessee, etc., from securing Lessor’s written consent to any further transfer, nor shall any such consent be construed as a consent to any further transfer or as a waiver of any portion of this section or of Lessor’s rights hereunder.

(c) Termination upon Violation. Upon the occurrence of any such transfer without the prior written approval of Lessor, Lessor shall have the option to terminate this Lease by serving written notice of its election so to do.

Section 8.02. Arbitration.

In the event of a disagreement between the parties hereto as to any of the questions made subject to arbitration hereunder, such question or questions shall be submitted to three competent and disinterested arbitrators in the following manner:

(a) Arbitration Notice. The party desiring such arbitration shall select its arbitrator and give written notice thereof to the other party, and shall in such notice state precisely the matter or matters which it is proposed to bring before the arbitrators, and only the matters so stated shall be considered and decided by them.

(b) Arbitration Response. If the party receiving such notice shall fail to name an arbitrator within fifteen (15) days after notice as aforesaid has been given to it, the arbitrator named by the party giving such notice may and shall name and appoint an arbitrator for and in behalf of the party so in default, and the arbitrator so named and appointed shall have the same power and authority as if he had been appointed by such party.

(c) Arbitration Statements. Prior to the appointment of a third arbitrator, as hereinafter set forth, each party shall submit to both arbitrators above-named a detailed statement of their last and final positions on the matters to be arbitrated.

(d) Third Neutral Arbitrator. The arbitrators so chosen shall appoint a third arbitrator, and in the event they are unable to agree on such appointment, the appointment of the third arbitrator may be made by the Chief Judge of the District Court of the United States for the Southern District of West Virginia on the application of either of the parties hereto.

(e) Arbitration Hearing. The three arbitrators shall immediately upon their selection hear and decide the question or questions submitted for arbitration and shall give to each of the parties hereto reasonable notice of the time and place of their meetings, and reasonable opportunity for the production of evidence.

(f) Arbitration Award. After hearing both parties, the arbitrators shall promptly make an award in writing upon the question or questions submitted and shall serve a copy of such award upon each party hereto. In making their award, the arbitrators shall choose one of the detailed statements submitted by the parties hereto as above set forth and shall not otherwise tender any award. The award of such arbitrators, or a majority of them, shall be final and binding upon the parties hereto, and the said arbitrators or a majority of them, shall, in their award and as a part thereof, decide by whom and in what proportion the costs of such arbitration shall be borne and paid and the amount of such costs. Neither party hereto shall have or enforce any right or remedy against the other in respect of any matter herein made the subject of arbitration, until such matter shall have been submitted to and decided by arbitration in the manner above provided, and then only in accordance with such decision in arbitration.

Section 8.03. Waivers, Amendments and Modifications.

No waiver, release, modification, or amendment of any of the terms, conditions, or provisions of this Lease shall be valid or set up or relied upon by Lessor or Lessee, or offered by either of said parties in any judicial proceeding, arbitration proceeding or otherwise, unless the same is in writing duly exercised by Lessor and Lessee. The failure to exercise any right upon nonperformance shall not be construed as a waiver of the right to insist on subsequent performance of the terms and conditions hereof.

Section 8.04. Notices.

Until written notice of a different address, all notices, reports or payments, which are anywhere m this Lease provided to be given or made shall be served upon or mailed, if to Lessor, at 250 West Main Street, Suite 210, Lexington, Kentucky 40507, and if to Lessee at 250 West Main Street, Suite 210, Lexington, KY 40507.

Section 8.05. Successors and Assigns.

All covenants, agreements, and conditions herein set forth to be performed by or on behalf of Lessor or Lessee shall bind their respective successors and assigns, whether so expressed or not, and shall inure to the benefit not only of Lessor and Lessee, but also the benefit of their respective successors and assigns; but this Section 8.05 shall not be construed as in anywise modifying the provisions of Section 8.01 hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Lease to be executed on the day and year first above written.

RAMACO CENTRAL APPALACHIA, LLC, a Delaware limited liability

By:	/s/ Randall W. Atkins
Name:	Randall W. Akins
Its:	Authorized Agent

RAMACO RESOURCES, LLC, a Delaware limited liability company

By:	/s/ Michael D. Bauersachs
Name:	Michael D. Bauersachs
Its:	Authorized Agent

STATE OF West Virgina,

COUNTY OF Kanawha, TO-WIT:

The foregoing instrument was acknowledged before me this 20th day of August, 2015, by Randall W. Atkins, the Authorized Agent of RAMACO CENTRAL APPALACHIA, LLC, a Delaware limited liability company, on behalf of RAMACO CENTRAL APPALACHIA, LLC.

My commission expires: October 7, 2020

/s/ Joseph G. Bunn
NOTARY PUBLIC [SEAL]

STATE OF West Virgina,

COUNTY OF Kanawha, TO-WIT:

The foregoing instrument was acknowledged before me this 20th day of August, 2015, by Randall W. Atkins, the Authorized Agent of RAMACO CENTRAL APPALACHIA, LLC, a Delaware limited liability company, on behalf of RAMACO CENTRAL APPALACHIA, LLC.

My commission expires: October 7, 2020

/s/ Joseph G. Bunn
NOTARY PUBLIC [SEAL]

This instrument was prepared by the following

Individual:

Roger L. Nicholson, Esq.

STEPTOE & JOHNSON PLLC

P.O. Box 1588

Charleston, WV 25326-1588

(304) 353-8000 Telephone

(304) 353-8180 Facsimile

EXHIBIT A

(Map of Surface Property)

SEE ATTACHED

Exhibit A-1

Exhibit A-2

EXHIBIT B

(Coal Leases)

1.	That certain Lease dated August 20, 2015 by and between Ramaco Central Appalachia, LLC, a Delaware limited liability company, and Ramaco Resources, LLC, a Delaware limited liability company.

2.	That certain Sublease dated August 19, 2015 by and between Ramaco Central Appalachia, LLC, a Delaware limited liability company, and Ramaco Resources, LLC, a Delaware limited liability company.

Exhibit B-1

EXHIBIT C

MINIMUM INSURANCE REQUIREMENTS AND CERTIFICATE OF INSURANCE

Lessor reserves the right to require certified copies of all policies. The below minimum insurance requirements are subject to change at the reasonable discretion of Lessor.

REQUIRED INSURANCE COVERAGE

Worker’s Compensation	Statutory
Employer’s Liability (per accident)	$1,000,000

Commercial General Liability (per Occurrence)	$1,000,000 CSL
Bodily Injury & Property Damage	(Combined Single Limit)

Automobile Liability	$1,000,000 CSL
Bodily Injury & Property Damage	(Combined Single Limit)

Excess or Umbrella Liability	$10,000,000 CSL
(Inclusive of above limits)	(Combined Single Limit)

A.	The Following Applies to All Policies

1.	Lessor, and its parents, subsidiaries and affiliates and their respective agents, directors, officers and employees, shall be included as additional insured on all policies (except Worker’ Compensation coverage).

2.	All policies shall contain a waiver of subrogation in favor of Base Lessor, and its parent, subsidiaries and affiliates and their respective agents, directors, officers and employees, and its Insurers.

3.	Lessor shall receive 30 days written notice of cancellation or any material change.

4.	Coverage under all insurance required to be carried by Sublessee shall be primary insurance exclusive of any other existing valid and collectible insurance.

5.	All policies described above shall have adequate territorial limits for the location of the Leased Premises and vicinity.

6.	All insurance shall be with insurers acceptable to Lessor (Insurer shall be licensed or registered company in the state where contract operations are conducted and must have a Best’s rating of at least B+7).

Exhibit C-1

B.	Workers’ Compensation and Employer’s Liability shall include:

1.	Statutory Workers’ Compensation for state of hire or operation.

2.	Employer’s Liability.

C.	Commercial General Liability (Occurrence Form) shall include:

1.	Premises/Operations

2.	Independent Contractors

3.	Personal Injury

4.	Products/Completed Operations

5.	Blanket Contractual Liability

6.	Explosion, Collapse and Underground Coverages

7.	Pollution and Environmental Coverage (including Impoundments)

D.	Comprehensive Automobile Liability shall include:

1.	Owned vehicles

2.	Non-Owned vehicles

3.	Hired vehicles

E.	Excess Liability (Occurrence Form) shall comply with the Terms and Conditions of the following underlying coverage:

1.	Employer’s Liability

2.	Commercial General Liability

3.	Comprehensive Automobile Liability

4.	Pollution and Environmental Coverage
(including Impoundments)

Exhibit C-2

EXHIBIT D

[Form of Mutual Cooperation Agreement]

Exhibit D

MUTUAL COOPERATION AGREEMENT

THIS MUTUAL COOPERATION AGREEMENT (this “Agreement”) is made and entered into this [            ] day of August, 2015 (the “Effective Date”) by and between Ramaco Resources, LLC, a Delaware limited liability company, (the “Operating Company”), and Ramaco Central Appalachia, LLC, a Delaware limited liability company, (the “Land Company”).

Recitals

WHEREAS, pursuant to those certain Leases and Subleases listed on Exhibit A attached hereto, the Land Company leased and subleased certain mining rights to the Operating Company in and to those properties identified therein (the “Existing Leases”), which properties are depicted on the map attached hereto as Exhibit B (the “Elk Creek Property”); and

WHEREAS, the Land Company and the Operating Company desire to enter into further agreements regarding the future acquisition, leasing and development of real property and other interests within, adjacent to or contiguous with the Elk Creek Property.

Agreement

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to the following terms and conditions:

1.	NOTICE OF ACQUISITION OR CONTROL OF A MINERAL INTEREST.

Each party hereto covenants and agrees to promptly notify the other party in writing (an “Acquisition Notice”) upon its acquisition, leasing, subleasing or otherwise obtaining control of real property that (i) is not leased or subleased to Operating Company by any of the Existing Leases, (ii) is within the boundaries of the Elk Creek Property, or is adjacent to or contiguous with, the Elk Creek Property or property adjacent to or contiguous with an Acquired Area (as hereafter defined) (the “Area of Interest”), and (iii) contains mineable and merchantable coal or is otherwise useful in the extraction, transportation, or processing of coal (each, an “Acquired Area”). An Acquisition Notice shall (y) describe in particularity the Acquired Area (and, if practicable, shall include a map thereof), and (z) include true and accurate copies of the documents, instruments, agreements, and consents by which the acquiring party obtained its interest in the Acquired Area.

2.	NOTICE TO INTERESTED THIRD PARTIES OF THE RIGHTS AND OBLIGATIONS UNDER THIS AGREEMENT.

For so long as this Agreement remains in effect, each party hereto covenants and agrees to notify any unaffiliated third party interested in acquiring, leasing, subleasing, or otherwise controlling any portion of the Area of Interest (each, an “Interested Party”), prior to such Interested Party’s acquisition, lease, sublease, or control of such interest that this Agreement is in effect and provides certain rights and obligations, subject to the terms and conditions contained herein.

Exhibit D-1

3.	OPTION IN FAVOR OF OPERATING COMPANY.

(a)	Land Company’s Ownership Interests.

For a period of ten (10) years following the Effective Date, Land Company does hereby give and grant unto Operating Company the option to lease from Land Company (the “Operating Company Option”) any of Land Company’s ownership interests of coal or mining rights, or any portion thereof, within the then-current Area of Interest by giving notice thereof (an “Exercise Notice”) to the Land Company. Thereafter, the parties shall, within thirty (30) days following the Exercise Notice, enter into a new lease or an amendment of an Existing Lease, whichever is the most practicable under the circumstances, to effectively lease such ownership interests of coal and mining rights to the Operating Company. Subject to any restrictions set forth in the instruments by which the Land Company acquires its ownership interest of such coal or mining rights, such lease or amendment to lease shall be on substantially the same terms and conditions as set forth in the Existing Leases; provided, however, that (i) the minimum annual royalty shall be determined in the manner set forth on Exhibit C, and (ii) production royalties shall be determined in the manner set forth on Exhibit C.

(b)	Land Company’s Leasehold or Other Possessory Interests.

For a period of ten (10) years following the Effective Date, Land Company does hereby give and grant unto Operating Company the right to sublease from Land Company any of Land Company’s leasehold or other possessory interests in coal or mining rights, or any portion thereof, within the then-current Area of Interest, by giving an Exercise Notice to the Land Company. Thereafter, the parties shall, within thirty (30) days following the Exercise Notice, enter into a new sublease or an amendment of an Existing Lease, whichever is the most practicable under the given circumstances, to effectively sublease such leasehold or other possessory interests of coal and mining rights to the Operating Company. Subject to any restrictions set forth in the instruments by which the Land Company acquires its leasehold or other possessory interest in such coal or mining rights, such sublease or amendment to lease shall be on substantially the same terms and conditions as set forth in the Existing Leases; provided, however, that (i) the minimum annual royalty shall be determined in the manner set forth on Exhibit C, and (ii) production royalties shall be determined in the manner set forth on Exhibit C.

4.	RIGHT OF FIRST REFUSAL IN FAVOR OF OPERATING COMPANY.

Notwithstanding the provisions of Section 3 above, for a period of ten (10) years following the Effective Date, if the Land Company receives a bona fide offer from an Interested Party to purchase, lease, sublease or license all or part of the then-current Area of Interest which is not then leased to the Operating Company, and the Land Company desires to accept such offer, the Land Company shall immediately notify the Operating Company in writing and therein shall describe all of the terms and conditions of such offer. Upon receiving such notice, the Operating Company shall have the right and option (the “Operating Company ROFR”) for forty-five (45) days after the receipt of such notice (the “Operating Company ROFR Period”) to elect to acquire all or the relevant portion (as applicable) of such designated areas for equivalent consideration and on substantially the same terms and conditions as those contained in such Interested Party’s offer. If the Operating Company ROFR is not exercised by the Operating Company within the

Exhibit D-2

Operating Company ROFR Period, the Land Company shall have the right (but not the obligation) to transfer, lease, sublease, or license such designated areas to such Interested Party in substantial accordance with such Interested Party’s offer within ninety (90) days after the earlier of (i) the expiration of the Operating Company ROFR Period and (ii) such date as the Operating Company notifies the Land Company that the Operating Company does not wish to exercise the Operating Company ROFR. If the Operating Company ROFR is exercised by the Operating Company within the Operating Company ROFR Period: (a) the parties shall enter into mutually agreeable documentation for the transfer of such designated areas to the Operating Company on the terms described above within thirty (30) days after the date on which the Operating Company notifies the Land Company that it wishes to exercise the Operating Company Option; (b) if the parties have not entered into such mutually agreeable documentation by the end of such thirty (30) day period, the Land Company shall have the right (but not the obligation) to transfer such designated area to the Interested Party that made the initial offer, in accordance with such offer, within ninety (90) days thereafter; and (c) if the Land Company has not transferred the designated area to such Interested Party within such further ninety (90) day period, the Land Company shall not transfer directly or indirectly such designated area to any other Interested Party without providing the Operating Company with the right of first refusal to acquire such designated area again in accordance with the terms of the Operating Company ROFR. The term “affiliate” used in this Agreement shall mean, with respect to any person, a person that directly or indirectly controls, is controlled by or is under common control with such person, with control in such context meaning, the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities, by contract or otherwise, and the term “affiliated” shall have the corresponding meaning and “unaffiliated” shall have the converse meaning.

Notwithstanding anything to the contrary in Sections 3(a), 3(b) or 4, Operating Company shall not have an Operating Company Option or Operating Company ROFR with respect to any future lease, sublease or other possessory interest involving the tract shown in [color] on the map attached hereto as Exhibit B (the “Coronado Leasehold”); provided, however, Operating Company shall have an Operating Company Option and Operating Company ROFR with respect to any portion of the real property leased or subleased to Coronado Coal II, LLC (“Coronado”) if that certain Sublease, dated December 30, 2014, between Land Company and Coronado expires or is terminated.

Nothing contained in Section 3 of this Agreement shall prevent Land Company from conveying, leasing or subleasing its interests in the Area of Interest free and clear of the Operating Company Option so long as it complies with the terms of this Section 4.

5.	RIGHT OF FIRST REFUSAL IN FAVOR OF LAND COMPANY.

(a)	Right of First Refusal in the Event of Divestiture by Operating Company.

For a period of three (3) years following the Effective Date, if the Operating Company receives a bona fide offer from an Interested Party to acquire all or part of any property within the Area of Interest not currently controlled by it or the Land Company, and the Operating Company desires to accept such offer, the Operating Company shall immediately notify the Land Company in

Exhibit D-3

writing and therein shall describe all of the terms and conditions of such offer. Upon receiving such notice, the Land Company shall have the right and option (the “Land Company ROFR”) for forty-five (45) days after the receipt of such notice (the “Land Company ROFR Period”) to elect to acquire all or the relevant portion (as applicable) of such designated area for equivalent consideration and on substantially the same terms and conditions as those contained in such Interested Party’s offer. If the Land Company ROFR is not exercised by the Land Company within the Land Company ROFR Period, the Operating Company shall have the right (but not the obligation) to transfer such designated area(s) to such Interested Party in accordance with such Interested Party’s offer within ninety (90) days after the earlier of (i) the expiration of the Land Company ROFR Period and (ii) such date as the Land Company notifies the Operating Company that the Land Company does not wish to exercise the Option. If the Land Company Option is exercised by the Land Company within the Land Company Option Period: (a) the parties shall enter into mutually agreeable documentation for the transfer of such designated area (or relevant portion thereof) to the Land Company on the terms described above within thirty (30) days after the date on which the Land Company notifies the Operating Company that it wishes to exercise the Option; (b) if the parties have not entered into such mutually agreeable documentation by the end of such ninety (90) day period, the Operating Company shall have the right (but not the obligation) to transfer such designated area(s) to the Interested Party that made the initial offer, in accordance with such offer, within ninety (90) days thereafter; and (c) if the Operating Company has not transferred the designated area(s) to such Interested Party within such further ninety (90) day period, the Operating Company shall not transfer such designated area(s) to any other Interested Party without providing the Land Company with the right of first refusal to acquire the same in accordance with the terms of this subsection.

(b)	Option to Acquire an Acquired Area.

For a period of three (3) years following the Effective Date, Operating Company does hereby give and grant unto Land Company the option to acquire from Operating Company (the “Operating Company Option”) any of Operating Company’s ownership or leasehold interests of coal or mining rights, or any portion thereof, within any Acquired Area by giving an Exercise Notice to the Operating Company within ninety (90) days following the giving of an Acquisition Notice by Operating Company to Land Company. Thereafter, the parties shall, within thirty (30) days following the Exercise Notice, enter into a deed or assignment of lease, as appropriate, to effectively convey or assign such ownership or leasehold interests of coal and mining rights to the Land Company in exchange for equivalent consideration and on substantially the same terms and conditions as acquired by Operating Company. Notwithstanding the foregoing, any assignment of leases shall be expressly subject to any consent requirements under such lease and subject to Section 6(a) hereof. If the Operating Company Option is exercised, and the conveyance or assignment consummated, then, subject to any restrictions set forth in the instruments by which the Operating Company acquired the ownership or leasehold interest of such coal or mining rights, Land Company shall simultaneously lease or sublease, as appropriate, such coal and mining rights within such Acquired Area back to Operating Company on substantially the same terms and conditions as set forth in the Existing Leases; provided, however, that (i) the minimum annual royalty shall be determined in the manner set forth on Exhibit C, and (ii) production royalties shall be determined in the manner set forth on Exhibit C.

Exhibit D-4

Notwithstanding anything to the contrary in this Section 5, Land Company shall not have a Land Company Option with respect to any future lease, sublease or other possessory interest involving the tract shown in [color] on the map attached hereto as Exhibit B (the “McDonald Leasehold”); provided, however, Land Company shall have a Land Company Option with respect to the real property currently encompassed by the McDonald Leasehold if Operating Company acquires an ownership interest in said real property.

6.	MISCELLANEOUS PROVISIONS.

(a)	Savings Clause.

Notwithstanding anything to the contrary herein, the rights and privileges granted to the Operating Company and the Land Company in Sections 3, 0, and 5 hereof shall not be binding with respect to any area if such area is acquired by way of deed, lease, sublease or other agreement which expressly prohibits Operating Company or Land Company, as applicable, from exercising rights of the kind specified herein or encumbering such area or interest (each, a “Transfer Limitation”). In such case, those rights and privileges shall become null and void with respect to such area affected by such Transfer Limitation (unless third party consents are first obtained to permit the exercise of rights pursuant hereto, in which case the rights and obligations of Sections 3, 0, and 5 of this Agreement may be enforced under the terms of such consent with respect to such area affected by that Transfer Limitation), but shall continue to apply with respect to other areas for the periods of time specified herein. Provided, however, each party covenants and agrees that it shall not utilize the foregoing limitation to avoid its obligations hereunder and shall use commercially reasonable efforts to obtain an Acquired Area without a Transfer Limitation and shall use its commercially reasonable efforts to obtain consents under any such Transfer Limitation.

(b)	Further Assurances.

The parties agree to execute any and all documents and instruments of transfer, assignment, assumption or novation and to perform such other acts as may be reasonably necessary or expedient to further the purposes of this Agreement and the transactions contemplated by this Agreement, including, without limitation, the execution and delivery of a written consent of either party under this Agreement to the transfer by the other party under this Agreement of any deed, lease, sublease or other agreement. When either party’s consent is required under the Existing Leases, such party’s consent shall not be unreasonably withheld unless expressly provided otherwise in such Existing Lease.

(c)	Entire Agreement.

This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, representations and warranties and agreements, both written and oral, with respect to such subject matter.

Exhibit D-5

(d)	Binding Effect.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding anything contained herein to the contrary, any conveyance, transfer, lease, sublease or assignment to any Interested Party after compliance with the terms of this Agreement by the transferring party shall extinguish the requirements of this Agreement with respect to the interests acquired by such Interested Party, and the Interested Party shall not be bound by the restrictions contained herein.

(e)	No Third-Party Beneficiaries.

This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

(f)	Headings.

The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

(g)	Amendment and Modification; Waiver.

This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

(h)	Governing Law; Jurisdiction.

This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States or the courts of the State of Delaware, in each case, located in the city of Dover and County of Kent, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by mail to such party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Exhibit D-6

(i)	Notice.

All notices under this Agreement will be delivered in person or by certified mail to an authorized representative of the party to whom delivery is made at the following place of business of that party, or to any other place expressly designated by the party:

Operating Company:	Ramaco Resources, LLC
250 West Main Street, Suite 210
Lexington, Kentucky 40507
Attn: President

Land Company:	Ramaco Central Appalachia, LLC
250 West Main Street, Suite 210
Lexington, Kentucky 40507
Attn: President

(j)	Prohibition on Assignment.

Neither party shall assign, or otherwise transfer this Agreement, or any interest in this Agreement, without the other party’s prior written consent, which shall not be unreasonably withheld.

(k)	Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

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Exhibit D-7

IN WITNESS WHEREOF, the duly-authorized representatives of the parties to this Agreement affirm their agreement to the terms and conditions contained herein by signing below:

RAMACO RESOURCES, LLC, a Delaware limited liability company	RAMACO CENTRAL APPALACHIA, LLC, a Delaware limited liability company

By:	By:

Name:	Name:

Its:	Its:

Exhibit D-8

EXHIBIT A

[List of Existing Leases]

1.	That certain Surface Rights Lease dated August 20, 2015 by and between Ramaco Central Appalachia, LLC and Ramaco Resources, LLC

2.	That certain Lease dated August 20, 2015 by and between Ramaco Central Appalachia, LLC and Ramaco Resources, LLC

3.	That certain Sublease dated August 19, 2015 by and between Ramaco Central Appalachia, LLC and Ramaco Resources, LLC

Exhibit A

EXHIBIT B

[Map of Elk Creek Property]

SEE ATTACHED

Exhibit B

Exhibit B

EXHIBIT C

[Royalty Calculations]

The minimum royalty and production royalty requirements of this Agreement shall be based upon the following formulas:

1.	Annual Minimum Royalty	=	(	Tonsc	)	× (GSP × Net Royalty Rate) × (Discount Factor)
x

2.	Net Royalty Rate	=	(	(	Tonsu	)	× Underground Mining R	)	+	(	(	TonsH	)	× Highwall Mining R	)	+	(	(	Tonss	)	× Surface Mining R	)
					Tonsc							Tonsc							Tonsc

3.	Production Royalty shall equal Underground Mining R, Highwall Mining R, and/or Surface Mining R as applicable

Description of Variables:

TonsC	=	Total Clean Tons of coal proposed to be leased and included in fully approved mine plans.

X	=	Number of years in which it is projected to mine TonsC under approved mine plans.

GSP	=	Weighted average gross sales price per ton for coal mined by Operating Company during the previous 12 months (or fewer months if Operating Company has not conducted mining operations for 12 months).

Discount Factor	=	25%

TonsU	=	Total Clean Tons of coal proposed to be mined utilizing the underground mining method and included in fully approved mine plans.

TonsH	=	Total Clean Tons of coal proposed to be mined utilizing the highwall mining method and included in fully approved mine plans.

TonsS	=	Total clean tons of coal proposed to be mined utilizing the surface mining method and included in fully approved mine plans.

Exhibit C

Underground Mining R	=	1.	If Operating Company’s interest in the Acquired Area is a leasehold interest, Operating Company shall pay a royalty rate attributable to coal mined by the underground mining method under that certain Lease dated August 20, 2015 by and between Operating Company and Land Company, or
		2.

If Operating Company’s interest in the Acquired Area is a subleasehold interest, Operating Company shall pay to Land Company a royalty rate attributable to coal mined by the underground mining method under that certain Lease dated August 20, 2015 by and between Operating Company and Land Company minus the applicable royalty rate of any applicable base lease interests, and Operating Company shall pay to the base lessor the applicable royalty rate of any applicable base lease interests.

Highwall Mining R	=	1.	If Operating Company’s interest in the Acquired Area is a leasehold interest, Operating Company shall pay a royalty rate attributable to coal mined by the highwall mining method under that certain Lease dated August 20, 2015 by and between Operating Company and Land Company, or
		2.

If Operating Company’s interest in the Acquired Area is a subleasehold interest, Operating Company shall pay to Land Company a royalty rate attributable to coal mined by the highwall mining method under that certain Lease dated August 20, 2015 by and between Operating Company and Land Company minus the applicable royalty rate of any applicable base lease interests, and Operating Company shall pay to the base lessor the applicable royalty rate of any applicable base lease interests.

Surface Mining R	=	1.	If Operating Company’s interest in the Acquired Area is a leasehold interest, Operating Company shall pay a royalty rate attributable to coal mined by the surface mining method under that certain Lease dated August 20, 2015 by and between Operating Company and Land Company, or
		2.

If Operating Company’s interest in the Acquired Area is a subleasehold interest, Operating Company shall pay to Land Company a royalty rate attributable to coal mined by the surface mining method under that certain Lease dated August 20, 2015 by and between Operating Company and Land Company minus the applicable royalty rate of any applicable base lease interests, and Operating Company shall pay to the base lessor the applicable royalty rate of any applicable base lease interests.

Exhibit C

Example:

Assume that Operating Company desires to lease an Acquired Area from Land Company that contains 4.0 million clean tons of coal. The mining plan that is ultimately approved by Land Company indicates that Operating Company shall mine those 4.0 million clean tons of coal over a period of 15 years and shall sell those tons of coal for $88.50 per ton. All tons will be mined utilizing the underground mining method.

1.	Production Royalty= 8%

2.	Annual Minimum Royalty	=	(4,000,000)	× (88.50 × .08) × (.25)
			15

	Annual Minimum Royalty	=	(266,666.67) × 7.08 × (.25)

	Annual Minimum Royalty	=	472,000.01

Exhibit C